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EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") has an effective date of January 1, 2008 (the "EFFECTIVE Date"), by and between NT Media Corporation, a Delaware corporation (the "COMPANY"), and Ali Moussavi, an individual ("OFFICER").

                                 R E C I T A L S

         A. The Company and Officer desire to assure that the Company retains the services of Officer, whose experience, knowledge and abilities are extremely valuable to the Company.

         B. As an inducement to retain the services of Officer, the Company has agreed to grant Officer an option to purchase 1,000,000 shares of common stock of the Company, $.001 par value, at $.35 per share (THE"INCENTIVE OPTIONS").

                                A G R E E M E N T

         NOW THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, the Company and Officer agree as follows:

         1. EMPLOYMENT

         Officer has been providing services for the Company since the Effective Date, including acting as the Chairman of the Board, Chief Executive Officer and President of the Company, and the Company and the Officer have agreed to execute this Agreement, in order to memorialize the conditions under which, the Officer has agreed to perform his duties on a full time basis. The Company feels this Agreement is in the best interests of the shareholders of the Company (the "Shareholders"), on the terms and subject to the conditions set forth herein.

         2. CONFLICT OF INTEREST GUIDELINES. I agree to diligently adhere to all policies of the Company including the Company's insider's trading policies and the Conflict of Interest Guidelines, which may be revised from time to time during the Term.

         3. CAPACITY AND DUTIES

                  3.1 Officer has been and shall continue to serve as the Chief Executive Officer and President of the Company, and shall report directly to the Board of Directors of the Company (the "BOARD OF DIRECTORS").

                  3.2 Subject to the direction and control of the Board of Directors, Officer shall have the full authority and responsibility to operate and manage, on a day to day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are prescribed by the Bylaws of the Company and which are customarily vested in the office of the chief executive officer of a corporation.

                  3.3 Officer shall devote his business time, energy and efforts faithfully and diligently to promote the Company's interests.


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                  3.4 Except for routine travel incident to the business of the
Company, Officer shall perform his duties and obligations pursuant to the terms of this Agreement principally from an office provided by the Company in Los Angeles, California or the surrounding area.

         4. TERM

         This Agreement shall be effective as of the Effective Date and shall govern the Officer's employment from and after such date. This Agreement shall be in full force and effect for a period of five (5) years, unless earlier terminated in accordance with the terms and provisions of this Agreement or extended by an amendment executed by the Company and the Officer (the "TERM").

         5. COMPENSATION

                  5.1 BASE SALARY.

                           5.1.1 As compensation for services rendered under
this Agreement, the Company shall pay to Officer a base salary (the "BASE SALARY") computed in accordance with Section 5.1.2 below during the Term, payable in accordance with the normal payroll procedures of the Company.

                           5.1.2 During the Term, Officer's Base Salary shall be
One Hundred Fifty Thousand Dollars ($150,000) and shall be adjusted as provided in this Section. Commencing on January 1, 2009, and on each anniversary thereafter, or from time to time at the sole discretion of the Compensation Committee of the Board of Directors (the "COMPENSATION COMMITTEE"), Officer's Base Salary shall be reviewed by the Compensation Committee and may be increased, but may never be decreased, in the sole discretion of the Compensation Committee. In determining whether to increase Officer's Base Salary, the Compensation Committee may engage a reputable compensation consulting firm to determine comparable compensation packages provided to executives in similarly situated companies.

                           5.1.3 The Company may deduct from the Base Salary
amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.

                  5.2 CASH BONUS PLAN. The Compensation Committee shall adopt a cash bonus plan designed to provide Officer an opportunity to earn annual cash bonuses during each calendar year during his employment which, when added to Officer's Base Salary, shall provide officer a level of compensation comparable to compensation generally prevailing for other chief executive officers of publicly traded companies which are comparable to the Company. The factors to be used to select which companies are comparable to that of the Company shall include, but not limited to, industry group, revenues, operating income, growth rate, number of employees and location. The annual performance goals to be met in order to earn portions or all of the bonus provided under the plan shall be determined through consultation between the Officer and the Compensation


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Committee (the "ANNUAL PERFORMANCE Goal"). If requested by either the
Compensation Committee or Officer, the Company shall retain a reputable, nationally recognized compensation consultant to assist the Compensation Committee in identifying comparable companies and to make recommendations regarding the structure and amount of the Cash Bonus Plan. The amount of the cash bonus for any particular calendar year shall be determined as follows: (i) if Officer substantially achieves the Annual Performance Goal for such calendar year, officer shall receive a cash bonus of at least fifty percent (50%) of the Officer's Base Salary for such calendar year; and (ii) if Officer exceeds the Annual Performance Goal for such calendar year, Officer shall receive a cash bonus between fifty percent (50%) and one hundred percent (100%) of the Officer's Base Salary for such calendar year. If this Agreement is terminated in the middle of a calendar year, Officer shall receive a cash bonus for services rendered through the Termination Date (as defined below) equal to the cash bonus he would have received for the entire calendar year, prorated through the Termination Date. All cash bonuses hereunder shall be paid to Officer within five (5) business days following the date the audited consolidated financial statements for the Company for the applicable calendar year become available.

                  5.3 STOCK OPTIONS. The Company hereby grants to Officer the Incentive Options, which are fully vested as of the date hereof. All options to purchase the Company's common stock currently outstanding or which may be granted to Officer whether pursuant to a Company Stock Option Plan or otherwise and notwithstanding the provisions of any other agreement to the contrary, may be exercised by Officer or by Officer's family by delivery of a promissory note in the amount of the total exercise price of the option (the "EXERCISE PRICE"). The promissory note shall bear interest at the minimum Applicable Federal Rate, shall be nonrecourse except to the security referred to in the following clause, shall be secured by the common stock of the Company so purchased, and shall be payable in full (principal and interest) on the fourth anniversary of the date of the purchase of the shares. Notwithstanding the foregoing, Officer shall apply all proceeds from the sale of the shares so purchased by delivery of a promissory note to the repayment of principal and interest outstanding under the promissory note until all principal and interest is paid in full. The Company shall maintain an effective registration statement covering the shares underlying the options granted to Officer whether pursuant to a Company Stock Option Plan or otherwise.

                  5.4 Benefits.

                           5.4.1 VACATION. Officer shall be entitled to five (5)
weeks paid vacation for each calendar year during Officer's employment; provided, however, that vacation shall only be taken at such times as not to interfere with the necessary performance of Officer's duties and obligations under this Agreement.

                           5.4.2 AUTOMOBILE. The Company shall provide Officer
with the use of a luxury automobile that is selected by Officer and approved by the Compensation Committee (the "AUTOMOBILE COST"). Commencing January 1, 2009, and annually thereafter, the Automobile Cost may, at Officer's sole discretion, be increased five percent (5%) per annum. On the earlier of significant damage or destruction or attaining two (2) years of age, the Company shall replace such automobile with a new automobile selected by Officer and approved by the


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Compensation Committee, so long as any damage or destruction caused to the vehicle shall not be the fault of the Officer. The Company shall pay all costs of insurance, repair, maintenance and operation of such automobile. At the end of the two (2) year period referred to herein (or the Termination Date, if earlier), Officer may, but is not obligated to, purchase the automobile for the book value of the automobile on the Company's financial records, but the Company shall no longer have any financial obligation pursuant to this Section 5.4.2.

                           5.4.3 CLUB MEMBERSHIPS. The Company shall reimburse
Officer for the initiation and monthly dues for Officer's membership in two health clubs and one country club selected by Officer, provided that the aggregate of such dues shall not exceed One Thousand Five Hundred Dollars ($1,500) per month during the first year of the Term. Commencing on January 1, 2009, and continuing annually thereafter, such monthly dues may, at Officer's sole discretion, increase five percent (5%) per annum.

                           5.4.4 OTHER BENEFITS; INSURANCE. During the Term of
this Agreement, if and to the extent eligible, Officer shall be entitled to participate in all operative officer benefit and welfare plans of the Company then in effect (the "COMPANY OFFICER BENEFIT PLANS"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; provided, however, that nothing contained in this Section 5.4.4 shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company Officer Benefit Plan at any time (whether during or after the Term) except that the Company will at all times during the Term and any severance period referred to in Section 9 and 10 hereof maintain medical insurance covering Officer and his dependents with benefits at least as favorable as those provided by the Company to its executives as of the Termination Date.

                           5.4.5 ENTERTAINMENT. The Company shall reimburse
Officer for the cost of entertainment provided by Officer to the Company's customers, vendors, employees and strategic partners, provided the aggregate of such annual cost does not exceed One Hundred Thousand Dollars ($100,000) per annum during the first year of the Term. Commencing January 1, 2009 and continuing annually thereafter, the cost of entertainment may, at Officer's sole discretion, be increased five percent (5%) per annum.

                           5.4.6 REIMBURSEMENT. Officer shall be entitled to
reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. Reimbursement shall be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require.

         6. INDEMNIFICATION.

                  The Company and Officer are parties to an Indemnification Agreement, pursuant to which, inter alia, the Company has agreed, on the terms and conditions therein set forth, to indemnify Officer against certain claims arising by reason of the fact that he is or was an officer or director of the Company.


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         7. TRADE SECRETS.

         Officer will not at any time during the Term and for a period of three
(3) years thereafter, in any fashion, form, or manner, unless specifically consented to in writing by the Company, either directly or indirectly use or divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company, except in the ordinary course of the Company's business. All equipment, notebooks, documents, memoranda, report, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of the Company, which Officer shall prepare, use, construct, observe, possess or control, shall be and remain the Company's sole property. Officer's obligation under the preceding sentence shall continue in effect after the end of Officer's employment with the Company and the obligations shall be binding on Officer's assigns, heirs, executors, administrators, and other legal representatives.

         8. RETURN OF CORPORATE PROPERTY AND TRADE SECRETS.

         Upon termination of this Agreement for any reason, Officer, or his estate in the event of his death, shall turn over to the Company all correspondence, property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates or comprising or relating to the Trade Secrets.

         9. TERMINATION OF EMPLOYMENT.

                  9.1 TERMINATION IN CASE OF DEATH.

                           9.1.1 Officer's employment hereunder shall terminate
immediately upon the death of Officer.

                           9.1.2 Upon termination of Officer's employment
pursuant to this Section 9.1, the Company shall pay to Officer's estate on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount officer would have earned as Base Salary during the remaining scheduled Term of the Agreement (computed without regard to the termination of the Agreement pursuant to this Section 9.1).

                  9.2 TERMINATION IN CASE OF DISABILITY.

                           9.2.1 If Officer suffers a physical or mental
disability which results in officer being unable to perform his duties hereunder for a twenty six (26) consecutive week period, then the Board of Directors shall select a qualified physician to examine officer and review his physical and mental capacity. If such physician determines in good faith that such physical


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or mental disability renders Officer incapable of performing his duties hereunder for a period of at least twenty six (26) consecutive weeks following the date of such physician's written opinion, then Officer's employment shall terminate effective as of the date of such physician's written opinion.

                           9.2.2 Upon termination of Officer's employment
pursuant to this Section 9.2, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount officer would have earned as Base Salary during the remaining scheduled Term of the Agreement (computed without regard to the termination of the Agreement pursuant to this Section 9.2); provided, however, such amount shall be reduced by the amount of any payments to be paid to Officer under any long-term disability insurance policy maintained by the Company for the benefit of officer pursuant to Section 5.4.4.

                  9.3 TERMINATION BY OFFICER FOR CAUSE.

                           9.3.1. The employment of Officer hereunder shall
terminate immediately upon written notice delivered by Officer to the Company upon the occurrence of any of the following events:

                                9.3.1.1 The willful breach of any of the
material obligations of the Company to Officer under this Agreement following written notice delivered to the Company and a reasonable cure period not to exceed thirty (30) days;

                                9.3.1.2 The Company's chief executive offices
are moved to a location outside of Los Angeles County, Los Angeles; or

                                9.3.1.3 Officer fails to be reelected to, or is
removed from, the Board of Directors of the Company.

                           9.3.2 Upon termination of Officer's employment
pursuant to this Section 9.3, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to (x) all accrued and unpaid salary and other compensation payable to officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date, and (y) the amount officer would have earned as Base Salary during the remaining scheduled Term of the Agreement (computed without regard to the termination of the Agreement pursuant to this Section 9.3), plus an amount equal to five (5) times (i) in the event no previous bonus has been paid or is payable pursuant to this Agreement, twenty percent (20%) of Officer's Base Salary, or
(ii) in the event at least one bonus has been paid or is payable to officer, the greater of (a) the last annual bonus paid or payable to Officer pursuant to this Agreement; and (b) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Agreement. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, (x) the Company shall continue to provide to Officer all other benefits that would


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otherwise be payable to officer pursuant to Sections 5.4.2, 5.4.3 and 5.4.4 hereof for the remaining scheduled Term of the Agreement (computed without regard to the termination of the Agreement pursuant to this Section 9.3).

                  9.4 TERMINATION BY OFFICER WITHOUT CAUSE.

                           9.4.1 This Agreement shall terminate immediately upon
delivery to the Company of written notice of termination by Officer without cause.

                           9.4.2 Upon termination of this Agreement pursuant to
this Section 9.4, the Company shall pay to Officer, on the Termination Date, a lump sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date.

                  9.5 TERMINATION BY THE COMPANY FOR CAUSE.

                           9.5.1 The Company may terminate Officer's employment
pursuant to this Agreement only for cause by delivering a written notice to Officer. For purposes of this Section 9.5, "CAUSE" is defined as a conviction (including any plea of guilty or no contest) of (x) any felony involving the embezzlement, theft or misappropriation of monies or other property, of the Company or otherwise, or (y) any crime of moral turpitude.

                           9.5.2 Upon termination of this Agreement pursuant to
this Section 9.5, the Company shall pay to Officer, on the Termination Date, all accrued and unpaid salary and other compensation, payable to Officer by the Company and all accrued and unused vacation and sick pay payable to Officer by the Company with respect to services rendered by the Officer to the Company through the Termination Date in a lump sum payment. The Company shall have no further obligation to the Officer pursuant to this Agreement.

                  9.6 TERMINATION DATE. For purposes of this Agreement, the term "TERMINATION DATE" shall mean that date on which officer's employment is terminated.

         10. SEVERANCE PAYMENTS UPON CHANGE IN CONTROL.

                  10.1 SEVERANCE PAYMENT. Upon the occurrence of a Change in Control (as defined in Section 10.5 below) of the Company, the employment of Officer hereunder shall terminate and the Company, in lieu of any payment otherwise due under Section 9 hereof, shall pay to Officer in cash, on the fifth day following the date on which the Change of Control occurs (which for the purposes of this Section 10 shall be the Termination Date), the following:

                           10.1.1 All accrued and unpaid salary and other
compensation payable to Officer by the Company for services rendered by Officer to the Company through the Termination Date:

                           10.1.2 All accrued and unused vacation and sick pay
payable to Officer by the Company with respect to services rendered by Officer to the Company through the Termination Date; and


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                           10.1.3 Severance pay in an amount equal to (x) the
Base Salary Officer would have earned during the remaining scheduled Term of the Agreement (computed without regard to the Change in Control described in this Section 9), plus an amount equal to five (5) times (y) (i) in the event no previous annual bonus has been paid or is payable pursuant to this Agreement, twenty percent (20%) of Officer's Base Salary, or (ii) in the event at least one annual bonus has been paid or payable to Officer, the greater of (a) the last annual bonus paid or payable to Officer pursuant to this Agreement, or (b) the average annual bonus based on all annual bonuses paid or payable to Officer pursuant to this Agreement.

                  10.2 CONTINUATION OF BENEFITS. The Company shall continue for the remaining scheduled Term of the Agreement (computed without regard to the Change in Control described in this Section 10), to provide Officer with all benefits that would have been payable to him pursuant to Sections 5.4.2, 5.4.3 and 5.4.4 hereof if Officer had been employed by the Company during such period.

                  10.3 VESTING OF OPTIONS. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, upon the occurrence of a Change in Control, all options to purchase common stock of the Company which have been granted to Officer by the Company shall become immediately exercisable on the Termination Date and, notwithstanding any other agreement to the contrary, shall remain exercisable for the full term of each such option.

                  10.4 PROVISION OF SERVICES FOLLOWING CHANGE IN CONTROL. At the request of the Company, Officer shall continue to serve hereunder for a period of up to one hundred eighty (180) days following the Termination Date. If the Company requests Officer to perform such services, Officer shall be compensated from and after the Termination Date for the period that Officer actually remains employed by the Company at his then current Base Salary. Any such amounts payable to Officer shall be in addition to and not in lieu of the amounts payable to officer under Section 10.1 above. Upon the later to occur of an occurrence of a Change of Control or the termination of any period during which officer continues to provide services as aforesaid, Officer's employment hereunder shall terminate.

                  10.5 CHANGE IN CONTROL. For purposes of this Agreement, a "CHANGE IN CONTROL" shall mean (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Company's subsidiaries (if any), taken as a whole, to any unaffiliated entity in an arm's length transaction; (ii) the Company consolidates with or merges into an unaffiliated entity or an unaffiliated entity consolidates with, or merges into, the Company, in any such event pursuant to an arm's length transaction in which the outstanding shares of common stock of Company are changed into or exchanged for cash, securities or other property, other than any such transaction where the holders of the shares of common stock of Company immediately prior to such transaction own, directly or indirectly, not less than a controlling interest in the voting equity of the surviving or resulting entity immediately after such transaction; or (iii) the consummation of any transaction or series of transactions (including, without


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limitation, any merger or consolidation) the result of which is that any unaffiliated entity or person, becomes the beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of fifty one (51%) or more of the voting equity of Company.

         The parties believe that the payments pursuant to Sections 9 and 10 hereof do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"). Notwithstanding such belief, if any benefit under these sections constitutes an "Excess Parachute Payment" the Company shall pay to Officer an additional amount ("TAX PAYMENT") such that the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law. Such Tax Payment shall be paid to Officer concurrently with the severance payment referred to in Section 10.1 above.

         11. NO MITIGATION.

         The payments required to be paid to Officer by Company pursuant to Sections 9 and 10 shall not be reduced by or mitigated by amounts which Officer earns or is capable of earning during any period following his Termination Date.

         12. INJUNCTIVE RELIEF.

         Officer hereby recognizes, acknowledges and agrees that in the event of any breach by Officer of any of his covenants, agreements, duties or obligations hereunder, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such beach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Officer therefore agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Officer of any of the covenants, agreements, duties or obligations hereunder, the Company or its subsidiaries shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the Company or its subsidiaries or any of the covenants, agreements, duties or obligations of Officer hereunder, or otherwise to prevent the violation of any of the terms of provisions hereof, all without the necessity of proving the amount of any actual damage to the Company or its subsidiaries thereof resulting therefrom; provided, however, that nothing contained in this Section 12 shall be deemed or construed in any manner whatsoever as a waiver by the Company or its subsidiaries of any of the rights which any of them may have against Officer at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Officer of any of his covenants, agreements, duties or obligations hereunder.


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         13. CONFIDENTIAL INFORMATION.

         A. Company Information. Officer agrees at all times during Term and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the President or the Board of Directors of the Company, any Company Confidential Information. Officer understands that any unauthorized use or disclosure of Company Confidential Information during my employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company. Officer understands that "Company Confidential Information" means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company's technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company's products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on which Officer called or with which Officer may become acquainted during the Term), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information; provided, however Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others.

         B. Former Employer Information. Officer agrees that during his employment with the Company, Officer will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Officer further agree that Officer will not bring onto the premises of the Company or transfer onto the Company's technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both Company and such employer, person or entity.

         C. Third Party Information. Officer recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company's customers, suppliers, licensors, licensees, partners, or collaborators ("Associated Third Parties") their confidential or proprietary information ("Associated Third Party Confidential Information"). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. Officer agrees at all times during his employment with the Company and thereafter, to hold in the strictest confidence, and not to use or to disclose to any person, firm or corporation any Associated Third Party Confidential Information, except as necessary in carrying out his work for the Company consistent with the Company's agreement with such Associated Third Parties. Officer understands that his unauthorized use or disclosure of Associated Third Party Confidential Information during his employment will lead to disciplinary action, up to and including immediate termination and legal action by the Company.

         14. MISCELLANEOUS.

                  14.1 ENTIRE AGREEMENT.This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be changed or terminated except in writing signed by both Officer and the Company.


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                  14.2 LIMITED LIABILITIES. All liabilities incurred by Officer in his capacity as an officer hereunder shall be incurred for the account of the Company, and Officer shall not be personally liable therefor. Officer shall not be liable to the Company, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates. The Company shall, and hereby agrees to, indemnify, defend and hold Officer harmless from and against any and all damages and/or loss or liability (including, without limitation, all costs of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Officer.

                  14.3 NOTICES. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to the Company:                    NT Media Corporation of California, Inc.
                                      7800 Oceanus Drive
                                      Los Angeles, CA 90046

If to Officer:                        Ali Moussavi
                                      7800 Oceanus Drive
                                      Los Angeles, CA  90046

         Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 14.3.

                  14.4 GOVERNING LAW. This Agreement has been made and entered into in the state of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof:

                  14.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  14.6 SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

                  14.7 SUCCESSORS AND ASSIGNS. This Agreement and all obligations and benefits of Officer and the Company hereunder shall bind and inure to the benefit of Officer and the Company, their respective affiliates, and their respective successors and assigns; provided however, that Officer may not assign any or all of his rights or duties hereunder except following the prior written consent of the Company.

                  14.8 AMENDMENT AND WAIVERS. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

                  14.9 TITLE AND HEADINGS. The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

                  14.10 SURVIVAL. Notwithstanding anything to the contrary contained herein, the provisions of sections 7, 8, 9, 10, 11 and 12 shall survive the termination of this Agreement.

                           [SIGNATURE PAGE TO FOLLOW.]

         IN WITNESS WHEREOF, this Agreement has been agreed to and executed as of the date set forth below.

Date:  MAY 15, 2008
       ---------------

                                      NT MEDIA CORPORATION OF CALIFORNIA, INC, a Delaware corporation


                                      By:  /S/ ALI MOUSSAVI
                                           ------------------------------------

                                      Its: PRESIDENT AND CEO
                                           ------------------------------------


ACCEPTED AND AGREED TO:



/S/ ALI MOUSSAVI
--------------------------------------
Ali Moussavi



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